UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ORBITAL ATK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The following is an excerpt of a transcript from a video presentation by the Company’s President and Chief Executive Officer, David W. Thompson, relating to the proposed transaction with Northrop Grumman Corporation that was posted for employees to the Company’s intranet site on November 6, 2017.

Orbital ATK Third Quarter 2017 Video

Hello everyone.   Welcome to the Orbital ATK business update for the third quarter of 2017.  Today I am coming to you from our corporate headquarters in Dulles, Virginia. Over the next few minutes I will report on the company’s financial, operational and new business highlights for the July to September quarter. But first I’d like to update you on the Northrop Grumman acquisition that we announced about 6 weeks ago.

As stated in the announcement, we expect the transaction will allow us to access a wider range of advanced technologies and financial resources, leading to expanded opportunities for us in space, defense and aviation markets.  As a new business sector within Northrop Grumman, Orbital ATK’s operating groups will remain intact, as will our group and division management, workforces and facilities.  We anticipate that the acquisition will close sometime in the first half of 2018. Before then, we will need to secure the approval of Orbital ATK’s shareholders through a proxy solicitation, culminating in a vote at a special meeting of shareholders currently scheduled to take place later this year. In addition, government regulators in the U.S. and Europe will need to review and approve the proposed acquisition, a process that is now underway.  In the meantime, to keep you up-to-date, our senior management team has held numerous meetings at locations around the company and we’ve posted a question and answers document on InSite that is updated as new inquiries are received. If you do have questions, I encourage you to ask your manager or to send your questions to the public relations mailbox, at the email address on the screen, which is monitored daily.

I’d like to reiterate that for the vast majority of Orbital ATK employees, the acquisition will not affect your job status, and will offer additional opportunities for career progress within a larger and more diverse aerospace and defense company.  And for workplace matters that are important to all of us, such as compensation, benefits, work schedules and other topics, I’ll also repeat that we expect to continue to operate as we do today, without any major changes. Finally, I do want to emphasize that we need to continue to operate Orbital ATK as a standalone company with the same commitment to workplace safety, product quality, on-time delivery and mission reliability that we have stood for since the company was formed. I know that I can count on all of you to fulfill that promise for our customers.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed acquisition of the Company by Northrop Grumman Corporation (“Northrop Grumman”), the Company has filed with the Securities and Exchange Commission (“SEC”) and mailed or otherwise provided to its stockholders the definitive proxy statement (the “Proxy Statement”).  Investors and security holders are urged to read the Proxy Statement and other documents relating to the acquisition, because they contain important information about the proposed transaction.  Investors and security holders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov and the Company’s website at www.orbitalatk.com. In addition, the Proxy Statement and other documents filed by the Company with the SEC may be obtained from the Company free of charge by directing a request to Orbital ATK, Inc., Corporate Secretary, 45101 Warp Drive, Dulles, Virginia, 20166, telephone: (703) 406-5000.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed acquisition of the Company by Northrop Grumman.  Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Proxy Statement, which was filed with the SEC on October 25, 2017, its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on April 28, 2017, and its definitive proxy statement for the 2017 annual meeting of stockholders, which was filed with the SEC on June 23, 2017.  These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at www.orbitalatk.com.